EXHIBIT 99.1

                                                             EXECUTION COPY










                         STOCK PURCHASE AGREEMENT

                              by and between

                        PLEASANT ROWLAND FRAUTSCHI
                                    and
                           W. JEROME FRAUTSCHI,

                                as Sellers

                                    and

                               MATTEL, INC.,

                               as  Purchaser

                         Dated as of June 12, 1998




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                             TABLE OF CONTENTS

                                                                       PAGE

ARTICLE I  PURCHASE AND SALE OF SHARES                                    1
     1.1  Defined Terms                                                   1
     1.2  Purchase and Sale of Shares                                     1
     1.3  Purchase Price                                                  1
     1.4  Closing                                                         2
     1.5  Execution and Delivery of Closing Documents                     2

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLERS                     2
     2.1  Organization; Good Standing                                     3
     2.2  Capital Stock                                                   3
     2.3  Subsidiaries and Joint Ventures                                 3
     2.4  Authority; Enforceability                                       3
     2.5  No Violation                                                    3
     2.6  Consents                                                        4
     2.7  Taxes                                                           4
     2.8  Financial Statements                                            4
     2.9  Absence of Material Adverse Effect                              5
     2.10 Litigation                                                      5
     2.11 Employee Benefits                                               5
     2.12 Labor Matters                                                   7
     2.13 Intellectual Property                                           7
     2.14 Title to Assets; Liens                                          7
     2.15 Environmental Compliance                                        8
     2.16 Contracts                                                       8
     2.17 Financial Advisor                                               9
     2.18 Compliance with Applicable Laws                                 9
     2.19 Customers                                                       9
     2.20 Suppliers                                                       9
     2.21 Affiliate Transactions                                          9
     2.22 Liabilities                                                    10
     2.23 Disclaimer of Other Representations and Warranties             10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER                 10
     3.1  Organization; Good Standing                                    10
     3.2  Due Authorization                                              10
     3.3  Authority; Enforceability                                      10
     3.4  No Violation                                                   11
     3.5  Consents                                                       11
     3.6  Financing.                                                     11
     3.7  Brokers and Finders                                            11
     3.8  Securities Act                                                 11


                                  i

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ARTICLE IV  COVENANTS                                                    11
     4.1  Conduct of Business of the Companies                           11
     4.2  No Disclosure or Negotiation with Others                       12
     4.3  Best Efforts                                                   13
     4.4  HSR Act Compliance                                             13
     4.5  Confidentiality; Publicity                                     13
     4.6  Employee Arrangements                                          14
     4.7  American Girl Place.TM                                         14
     4.8  Officers' and Directors' Liability Insurance; Indemnification  14
     4.9  Childrens' Charities                                           15

ARTICLE V  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS               15
     5.1  Representations and Warranties                                 15
     5.2  Covenants                                                      15
     5.3  Sellers' Certificate                                           15
     5.4  Opinion of Counsel                                             15
     5.5  Corporate Records                                              15
     5.6  Delivery of Stock Certificates                                 16
     5.7  HSR Act                                                        16
     5.8  No Orders or Injunctions                                       16
     5.9  Employment Agreement                                           16
     5.10 Non-Competition and Non-Solicitation Agreement                 16

ARTICLE VI  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS                 16
     6.1  Representations and Warranties                                 16
     6.2  Covenants                                                      16
     6.3  Officer's Certificate                                          16
     6.4  Opinion of Counsel                                             16
     6.5  Delivery of Purchase Price                                     16
     6.6  HSR Act                                                        17
     6.7  Release From Guarantees                                        17
     6.8  No Orders or Injunctions                                       17
     6.9  Employment Agreement                                           17
     6.10 Non-Competition and Non-Solicitation Agreement                 17

ARTICLE VII  TERMINATION                                                 17
     7.1  Termination                                                    17
     7.2  Waiver                                                         17
     7.3  Return of Information                                          18
     7.4  Effect of Termination                                          18


                                  ii

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ARTICLE VIII  CERTAIN TAX MATTERS                                        18
     8.1   Section 338(h)(10) Election                                   18
     8.2   Allocation of Purchase Price                                  18
     8.3   Cooperation on Tax Matters                                    18
     8.4   Certain Taxes                                                 20
     8.5   Code Section 455 Deferred Subscription Matters                20

ARTICLE IX  INDEMNIFICATION AND SURVIVAL                                 20
     9.1   Survival of Representations, Warranties and Agreements        20
     9.2   Agreement by Sellers to Indemnify                             20
     9.3   Agreement by Purchaser to Indemnify                           21
     9.4   Third Party Claims                                            22
     9.5   Exclusive Remedy                                              22

ARTICLE X  DEFINITIONS                                                   22
     10.1  Certain Defined Terms                                         22
     10.2  Interpretation                                                26

ARTICLE XI  MISCELLANEOUS                                                26
     11.1  Expenses                                                      26
     11.2  Notices, Etc.                                                 27
     11.3  Amendments, Waivers, Etc                                      27
     11.4  No Assignment                                                 27
     11.5  Entire Agreement                                              28
     11.6  Specific Performance                                          28
     11.7  Remedies Cumulative                                           28
     11.8  No Third Party Beneficiaries                                  28
     11.9  Governing Law                                                 28
     11.10 Severability                                                  28
     11.11 Headings                                                      28
     11.12 Counterparts                                                  28

EXHIBIT A - Form of Opinion of Counsel to Sellers and the Companies EXHIBIT B - Form of Opinion of Counsel to Purchaser
EXHIBIT C - Form of Employment Agreement
EXHIBIT D - Form of Non-Competition and Non-Solicitation Agreement

SCHEDULE 1.3 -  Allocation of Purchase Price Among Sellers
SCHEDULE 2.2 -  Capital Stock
SCHEDULE 2.3 -  Subsidiaries and Joint Venture
SCHEDULE 2.5 -  No Violation by Sellers
SCHEDULE 2.7 - Taxes
SCHEDULE 2.9 - Absence of Material Adverse Effect
SCHEDULE 2.10 - Litigation
SCHEDULE 2.11 - Employee Benefits
SCHEDULE 2.12 - Labor Matters


                                  iii

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SCHEDULE 2.13 - Intellectual Property
SCHEDULE 2.14 - Title to Assets; Liens
SCHEDULE 2.15 - Environmental Compliance
SCHEDULE 2.16 - Contracts
SCHEDULE 2.18 - Compliance with Applicable Laws
SCHEDULE 2.19 - Pleasant Publications Customers
SCHEDULE 2.20 - Suppliers
SCHEDULE 2.21 - Affiliate Transactions
SCHEDULE 2.22 - Liabilities
SCHEDULE 3.4 -  No Violation by Purchaser
SCHEDULE 3.7 -  Brokers and Finders
SCHEDULE 4.1 - Conduct of Business of the Companies
SCHEDULE 4.7 - Budget for American Girl Place
SCHEDULE 6.7 - Release From Guarantees
SCHEDULE 10.1 - Senior Officers

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 12, 1998, is by and between Mattel, Inc., a Delaware corporation ("Purchaser"), Pleasant Rowland Frautschi, an individual resident in Wisconsin ("Rowland"), and W. Jerome Frautschi, an individual resident in Wisconsin ("Frautschi") (Rowland and Frautschi are collectively referred to herein as "Sellers").

                           W I T N E S S E T H:
                           --------------------

     WHEREAS, Sellers own all of the issued and outstanding shares (the "Shares") of capital stock of each of Pleasant Company, a Wisconsin corporation ("Pleasant Company"), Pleasant Company Publications, a Wisconsin corporation ("Pleasant Publications"), Pleasant Company Productions, a Wisconsin corporation ("Pleasant Productions"), American Girl Place Incorporated, a Wisconsin corporation ("American Girl Place"), American Girl Music Incorporated, a Wisconsin corporation ("American Girl Music") and American Girls Productions Incorporated, a Wisconsin corporation ("American Girls Productions"; and together with Pleasant Company, Pleasant Publications, Pleasant Productions, American Girl Place and American Girl Music, the "Companies");

     WHEREAS, Purchaser desires to purchase from Sellers and Sellers desire to sell to Purchaser the Shares upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Sellers hereby agree as follows:


                                 ARTICLE I

                        PURCHASE AND SALE OF SHARES
                        ---------------------------

     1.1 Defined Terms. Capitalized terms used herein have the meanings set forth in Section 10.1.

     1.2  Purchase and Sale of Shares.   Subject to the terms an conditions
set forth herein, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall acquire, purchase and accept the Shares from Sellers.

     1.3  Purchase Price.   The total purchase price (the "Purchase Price")
for the Shares shall be equal to Seven Hundred Million Dollars ($700,000,000), minus the Adjustment Amount, if any. The Purchase Price shall be paid at Closing to Sellers pro rata in accordance with their respective ownership of the Shares as set forth on Schedule 1.3. The Purchase Price shall be paid to Sellers by wire transfer of immediately available federal funds to an account or accounts designated by Sellers.
The "Adjustment Amount" will be equal to the sum of (a) the distributions to Sellers after the date hereof from the Accumulated Adjustments Account,
(b) payments made or obligations incurred (in either case, excluding taxes incurred by the Companies in connection with such payments) made on or before the Closing Date by the Companies under the Incentive Plans,
(c) bonus payments made or obligations incurred (in either case, excluding taxes incurred by the Companies in connection with such payments) on or before the Closing Date by the Companies to its senior officers and employees and (d) all fees and expenses payable by the Companies to Allen & Company Incorporated in connection with financial and other services provided by Allen & Company Incorporated to the Companies and Sellers, other than one-half of such fees and expenses, up to the maximum set forth in Section 11.1, payable pursuant to a letter agreement between Pleasant Company and Allen & Company Incorporated, dated May 5, 1998 (the "Allen & Co. Engagement Letter"), a true and correct copy of which has been delivered by Sellers to Purchaser. Estimates of the distributions and payments under clauses (a), (b), (c) and (d) of this Section 1.3 are set forth on Schedule 1.3 hereto.

     1.4  Closing.   The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at 10:00 a.m., Madison, Wisconsin, time, at the offices of Michael Best & Friedrich LLP, One South Pinckney Street, Madison, Wisconsin 53703, on the fifth business day following the date upon which the conditions precedent set forth in Sections 5.7 and 6.6 of this Agreement are satisfied or waived by the appropriate party hereto; provided the other conditions precedent set forth in Articles V and VI of this Agreement are also satisfied on such date (the "Closing Date"), or at such other place or time as may be agreed upon by the parties.

     1.5  Execution and Delivery of Closing Documents.   Before the
Closing, each party shall cause to be prepared, and at the Closing the parties shall execute and deliver, each agreement and instrument required by this Agreement to be so executed and delivered and not theretofore accomplished. At the Closing, Sellers shall deliver the certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock powers executed in blank, and in form sufficient to vest title thereto fully in Purchaser, free and clear of all liens, claims and encumbrances, against payment of the Purchase Price to be paid at Closing by Purchaser and performance by Purchaser of its obligations under this Agreement. At the Closing, each party also shall execute and deliver, or cause to be executed and delivered, such other appropriate and customary documents as any other party or its counsel reasonably may request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.


                                ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SELLERS
                 -----------------------------------------

     Sellers jointly and severally represent and warrant to Purchaser that:

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     2.1  Organization; Good Standing.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted. Each Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     2.2 Capital Stock. Schedule 2.2 sets forth the authorized, issued and outstanding capital stock of the Companies. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL). Sellers are the lawful record and beneficial owners of all of the outstanding Shares of capital stock of each Company. At the Closing, Sellers will deliver to Purchaser good and valid title to the Shares, free and clear of any liens, claims and encumbrances. Except as disclosed on Schedule 2.2, no options, warrants, commitments, agreements or other rights to acquire capital stock from any Company or that obligate any Company to grant, extend or enter into such option, warrant, commitment, agreement or other rights are outstanding, and there are no agreements or commitments of any character relating to the issued or unissued capital stock of the Companies.

     2.3 Subsidiaries and Joint Ventures. Except as disclosed on Schedule 2.3, no Company has any ownership interest in any corporation, partnership, limited liability company, joint venture or other Person.

     2.4 Authority; Enforceability. Each Seller has the capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. Assuming due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law on in equity).

     2.5 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will result in a violation or breach of the Articles of Incorporation or Bylaws of any Company. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which any Company is subject or (b) conflict with, result in a breach of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, instrument, indenture or other arrangement to which any Company is a party, except (i) as disclosed on Schedule 2.5 or (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, have a Material Adverse Effect or would prohibit the sale of the Shares hereunder or otherwise materially impair the ability of Sellers to complete the sale of the Shares hereunder.

     2.6 Consents. Neither the execution and delivery of this Agreement by Sellers nor the performance of their obligations hereunder require the consent, authorization or approval of any Governmental Authority, except
(a) any applicable consents, authorizations and approvals required by the HSR Act or (b) where the failure to obtain such consent, authorization or approval would not, individually or in the aggregate, have a Material Adverse Effect or would prohibit the sale of the Shares hereunder or otherwise materially impair the ability of Sellers to complete the sale of the Shares hereunder.

     2.7  Taxes.

          (a) Each Company has filed all material federal, state, local and foreign income, employment and property tax returns and reports required to be filed by it through the date hereof, has paid all amounts shown to be due on such returns and has withheld all amounts required to be withheld with respect to such returns, except where the failure to file such income, employment and property tax returns or pay all taxes shown thereon would not, individually or in the aggregate, have a Material Adverse Effect. There are no liens for taxes upon the assets of any Company other than (i) liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith or (ii) liens which would not, individually or in the aggregate, have a Material Adverse Effect. To each Seller's Knowledge, as of the date hereof, there are no pending actions or proceedings, assessments or collections of income, employment, sales and use or property taxes of any kind that could subject any Company to any liability for such taxes for the period on or prior to the Closing Date, except for actions, proceedings, assessments or collections which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.7, as of the date hereof, no Company has received written notification from a tax authority that threatens an action or proceeding for collection of income, employment, sales and use or property taxes of any kind that could subject any Company to any liability for such taxes for the period on or prior to the Closing Date, except for actions, proceedings, assessments or collections which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Each Company has filed an election to be treated as, and has qualified as, an S Corporation for federal income tax purposes and the corresponding provisions under the laws of the State of Wisconsin for the entire period of its existence. All income tax returns of each Company and its Shareholders have been filed in a manner consistent with each Company's status as an S Corporation.

          (c) No Company has waived any statute of limitations with respect to income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

     2.8  Financial Statements.

          (a) Sellers have delivered to Purchaser audited balance sheets of the Companies prepared on a consolidated basis as at December 31, 1997 and December 31, 1996, and audited statements of income, retained earnings and cash flows of the Companies prepared on a consolidated basis for the periods then ended, certified by the Companies' accountants (the "Audited Financial Statements"). The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto) and fairly present the financial position and results of operations of the Companies as at the respective dates therefor and for the respective periods indicated therein.

          (b) Sellers have delivered to Purchaser an unaudited balance sheet of the Companies on a consolidated basis as of March 31, 1998 and unaudited statements of income, retained earnings and cash flows of the Companies prepared on a consolidated basis for the period then ended (the "Unaudited Financial Statements"; and together with the Audited Financial Statements, the "Company Financial Statements"). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto) and fairly present the financial position and results of operations of the Companies as at the respective dates therefor and for the respective periods indicated therein (subject to normal and recurring adjustments).

     2.9  Absence of Material Adverse Effect.  Except as set forth on
Schedule 2.9, during the period since December 31, 1997: (a) the businesses of the Companies have been operated in the ordinary course of business consistent with past practice; (b) there has been no action taken by any Company which, if taken from the date hereof through the Closing, would violate Section 4.1(a) through (j); and (c) there has not been any event or condition which has resulted in, or would have, individually or in the aggregate, a Material Adverse Effect.

     2.10 Litigation. Except as disclosed on Schedule 2.10, there is no action, suit or proceeding pending, or to the each Seller's Knowledge, threatened, against any Company, which, individually or in the aggregate, is likely insofar as Sellers reasonably foresee, to have a Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Authority against any Company, having, or which, insofar as Sellers reasonably foresee, in the future could have, either individually or in the aggregate, any such Material Adverse Effect.

     2.11 Employee Benefits.

          (a) Schedule 2.11 sets forth a true and complete list of all the following: (i) each material "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which the Companies have (A) any liability in respect of current or former employees, agents, directors or independent contractors of the Companies or any beneficiaries or dependents of any such persons or (B) any obligation to issue capital stock of the Companies (each, an "Employee Plan"); and (ii) each other material plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former employees, agents, directors or independent contractors or any beneficiaries or dependents of such person (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which any Company has any liability in excess of $200,000 or (B) constituting an employment or severance agreement or arrangement with any employee, officer or director of any Company (each, a "Benefit Arrangement").

          (b) Each Employee Plan and Benefit Arrangement has been established, operated and maintained in all material respects in accordance with its terms and in material compliance with all laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code. To each Seller's Knowledge, neither any Company nor any of their respective current or former directors, officers, or employees, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to which the Companies have any material liability. All contributions and other payments required to be made for any period through the date to which this representation speaks to the Employee Plans and Benefit Arrangements (or to any person pursuant to the terms thereof) have been made or paid in a timely fashion, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the Company Financial Statements.

          (c) With respect to each Employee Plan (and each plan of any entity that is treated as a single employer with any of the Companies under
Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA (an "ERISA Affiliate")) that is subject to Title IV or Section 302 of ERISA: (i) no unsatisfied Title IV liability has been incurred by any Company and that there is no material risk that any liability will be incurred (other than for premiums due to the PBGC); (ii) the PBGC has not instituted termination proceedings for any plans, and the Company does not believe that there is a material risk of such proceedings being instituted; (iii) each Employee Plan is adequately funded to meet accrued benefit obligations; (iv) no accumulated funding deficiency exists; (v) no reportable event under
Section 4043 of ERISA has occurred; and (vi) no requirement to post security has occurred or is reasonably expected to occur.

          (d) No Employee Plan (or plan contributed to by an ERISA Affiliate) is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a "multiple employer plan" described in Section 4063(a) of ERISA.

          (e) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to each Seller's Knowledge, threatened, with respect to any Employee Plan or Benefit Arrangement.

          (f) Except for the Incentive Plans, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or payment of, or materially increase the amount or value of, any payment or benefit to any employee, officer or director of the Companies, and no payment or benefit will result in an "excess parachute payment" within the meaning of Section 280G of the Code.

          (g) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust that is intended to be exempt from taxation under Section 501(a) of the Code, and no circumstances exist and no events have occurred that could adversely affect such qualified status.

          (h) No Employee Plan provides health or life insurance benefits following termination of employment, except as may be required under applicable law.

          (i) With respect to each Employee Plan, the Companies have provided or made available to Purchaser true and complete copies, where applicable, of (i) the current plan document, (ii) the most recent annual report on Form 5500, (iii) the most recent actuarial report, (iv) the most recent summary plan description and (v) the most recent Internal Revenue Service determination letter.

     2.12 Labor Matters. Except as disclosed in Schedule 2.12, the Companies are not party to any collective bargaining agreements and there are no labor strikes, work stoppages or other labor troubles, other than routine employment matters, now pending, or, to each Seller's Knowledge, threatened, against any Company.

     2.13 Intellectual Property.

          (a) Schedule 2.13 lists all registered trademarks, trade names, copyrights, applications to register any of the foregoing, patents, patent applications and license agreements (including both licenses from third parties to any of the Companies of Intellectual Property owned or used by such third parties and licenses from any of the Companies to a third party of Intellectual Property owned or used by any of the Companies), whether or not owned by any Company, material to the conduct of the businesses of the Companies on the date hereof.

          (b) To each Seller's Knowledge, the Companies own or have defensible right to use all items of Intellectual Property used in connection with the business of the Companies, except where the failure to have such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect, and Sellers have no Knowledge of any conflict between use of such Intellectual Property by Purchaser in a manner consistent with its past use by the Companies and the rights of the others which, insofar as reasonably can be foreseen, could, individually or in the aggregate, have a Material Adverse Effect.

     2.14 Title to Assets; Liens. To the extent material to the business or operations of the Companies taken as a whole, each Company has good and marketable title to all of its inventory, accounts receivable, property, equipment and other assets and, except as set forth on Schedule 2.14, such assets are free and clear of any material mortgages, liens, charges, encumbrances or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which would not
(a) materially and adversely affect the value of such property as carried on the Company Financial Statements or (b) individually or in the aggregate, have a Material Adverse Effect. The Companies have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, would not, individually or in the aggregate, have a Material Adverse Effect.

     2.15 Environmental Compliance. Except as would not, individually or in the aggregate, have a Material Adverse Effect or except as set forth on
Schedule 2.15:

          (a) there are no claims pending or, to each Seller's Knowledge, threatened, and neither Seller nor any of the Companies has received any written notice, alleging, warning or notifying any Company that any Company is, has been or may be in violation of, or in noncompliance with, in any material respect, any Environmental Law;

          (b) to each Seller's Knowledge, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored or released, and no Hazardous Substances are now present in amounts, concentrations or conditions requiring investigation, study, removal, remediation or any other response or corrective action under, or forms the basis of a claim pursuant to, any Environmental Law, in, on, from or under any real property owned or leased by any Company or any other property with respect to which any Company may be identified as a potentially responsible party or otherwise bear liability, except for quantities stored by any Company in the ordinary course of its business and in accordance, in all material respects, with all applicable Environmental Laws;

          (c) no real property owned or leased by any Company is being used and, to each Seller's Knowledge, has ever been used in connection with the business of manufacturing, storing or transporting Hazardous
Substances, and, to each Seller's Knowledge, no RCRA Hazardous Wastes have been treated, stored or disposed of there;

          (d) to each Seller's Knowledge, there are not now and never have been any underground or above ground storage tanks or other containment facilities of any kind on any real property owned or leased by any Company which contain or contained any Hazardous Substances; and

          (e) to each Seller's Knowledge, none of the real property owned or leased by any Company is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state, local or foreign list, schedule, log, inventory or database of sites or facilities with potential, threatened, suspected or actual releases of Hazardous Substances.

     2.16 Contracts. Schedule 2.16 contains an accurate and complete listing of all written contracts, to which any Company is a party, as of the date of this Agreement, other than contracts with a term of less than one year or involving payments to or by any Company of less than $1,000,000, true and complete copies of which have been previously provided to Purchaser. Except as disclosed on Schedule 2.16, each of such contracts is in full force and effect and except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect: (a) to each Seller's Knowledge, no party thereto has breached or is in default thereunder; (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default; (c) no claim of default thereunder has been asserted or, to each Seller's Knowledge, threatened; and (d) to each Seller's Knowledge, no party thereto is seeking the renegotiation thereof or substitute performance thereunder.

     2.17 Financial Advisor. Except for Allen & Company Incorporated pursuant to the Allen & Co. Engagement Letter, Sellers have not employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

     2.18 Compliance with Applicable Laws. The Companies hold all necessary permits, licenses, variances, orders and approvals of all Governmental Authorities, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not, individually or in the aggregate, have a Material Adverse Effect (the "Company Permits"); provided, however, this sentence shall not be applicable to sale and use tax permits. To each Seller's Knowledge, the Companies are in compliance with the terms of the Company Permits, except for such failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect. To each Seller's Knowledge, except as disclosed in Schedule 2.18, the businesses of the Companies are not being conducted in violation of any law or regulation of any Governmental Authority, except for violations which individually or in the aggregate would not have a Material Adverse Effect. To each Seller's Knowledge, no investigation or review by any Governmental Authority with respect to any Company is pending, or threatened, nor has any Governmental Authority indicated an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect.

     2.19 Customers. Listed on Schedule 2.19 are the names of all the retail and wholesale customers of Pleasant Publications which ordered goods or merchandise from Pleasant Publications during the year ended December 31, 1997 and the three-month period ended March 31, 1998, and the amount for which each such customer was invoiced during such periods. To each Seller's Knowledge, except as disclosed in Schedule 2.19, no Company has received any written notice that any significant retail or wholesale customer of Pleasant Publications has ceased, or will cease, to use the products of Pleasant Publications or has substantially reduced, or will substantially reduce, the use of such products.

     2.20 Suppliers. Except as set forth on Schedule 2.20, no Company has received any written notice that any supplier from which the Companies together ordered $1,000,000 or more worth of raw materials, supplies, merchandise and other goods for the twelve-month period ended March 31, 1998 will not sell raw materials, supplies, merchandise or other goods to any Company at any time after the Closing on terms and conditions similar to those imposed on current purchases by the Companies, subject only to general and customary price increases.

     2.21 Affiliate Transactions. Except as disclosed in the notes to the Company Financial Statements or as set forth on Schedule 2.21 hereto, during the twelve months ended March 31, 1998, (a) neither Sellers nor any affiliate of the Sellers (other than the Companies) nor any officer, director or employee of any such affiliate of the Sellers provided or caused to be provided to any of the Companies any assets, loans, advances, services or facilities having a value in excess of $100,000 and (b) no Company provided or caused to be provided to any Seller, any affiliate of the Sellers or any officer, director or employee of any such affiliate of the Sellers any assets, loans, advances, services or facilities having a value in excess of $100,000.

     2.22 Liabilities. None of the Companies has any material liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are not disclosed or provided for in the consolidated balance sheet as of March 31, 1998 and the notes thereto contained in the Unaudited Financial Statements. Except as set forth on Schedule 2.22, to each Seller's Knowledge, there was no basis, as of March 31, 1998, for any claim or liability (absolute, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which, individually or in the aggregate, would have a Material Adverse Effect, not reflected in the consolidated balance sheet as of March 31, 1998 and the notes thereto contained in the Unaudited Financial Statements.

     2.23 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article II, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Companies, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.


                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PURCHASER
                -------------------------------------------

     Purchaser represents and warrants to Sellers that:

     3.1 Organization; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by Purchaser to be conducted, to enter into this Agreement, to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. Purchaser is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     3.2 Due Authorization. The execution and delivery by Purchaser of this Agreement, and the performance of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser.

     3.3 Authority; Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due execution and delivery by Sellers, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles in equity (whether in a proceeding at law or in equity).

     3.4 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation or breach of the Articles of Incorporation or Bylaws of Purchaser. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which Purchaser is subject or (b) conflict with, result in a breach of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, instrument, indenture or other arrangement to which Purchaser is a party, except (i) as disclosed on
Schedule 3.4 or (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, have a Material Adverse Effect or would prohibit the purchase of the Shares hereunder or otherwise materially impair the ability of Purchaser to complete the purchase of the Shares hereunder.

     3.5 Consents. Neither the execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder require the consent, authorization or approval of any Governmental Authority, except
(a) any applicable consents, authorizations and approvals required by the HSR Act or (b) where the failure to obtain such consent, authorization or approval would not, individually or in the aggregate, have a Material Adverse Effect or would prohibit the purchase of the Shares hereunder or otherwise materially impair the ability of Purchaser to complete the purchase of the Shares hereunder.

     3.6 Financing. Purchaser has available the funds necessary to consummate the transactions contemplated by this Agreement on a timely basis.

     3.7 Brokers and Finders. Except as disclosed on Schedule 3.7, Purchaser has not employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

     3.8 Securities Act. The Shares are being acquired by Purchaser for investment purposes only and not with a view to any public distribution thereof. Purchaser will not offer to sell or otherwise dispose of the Shares acquired by it in violation of the Securities Act of 1933, as amended.


                                ARTICLE IV

                                 COVENANTS
                                 ---------

     4.1  Conduct of Business of the Companies.  Except as contemplated on
Schedule 4.1, this Agreement or with the consent of Purchaser, during the period from the date of this Agreement to the Closing, Sellers will cause each of the Companies to (i) conduct its operations in the ordinary course of business and (ii) not enter into any material transaction other than those transactions which are in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Closing Date, Sellers will not permit any of the Companies to, without the prior written consent of Purchaser:

          (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any Shares, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Shares, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Shares or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Shares or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

          (b) grant any material increases in the compensation or benefits of any of its directors, officers or employees, or make any amendments to any Employee Plan or Benefit Arrangement or adopt any new Employee Plan or Benefit Arrangement, except for normal increases or amendments in the ordinary course of business;

          (c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Companies;

          (d) make any acquisition or disposition, by means of merger, consolidation or otherwise, of any material assets or other business enterprise or operation, except for the purchase of inventory, supplies and other similar items in the ordinary course of business;

          (e) adopt any amendments to its Articles of Incorporation or Bylaws;

          (f) other than borrowings under existing credit facilities or other borrowings in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than to any Company);

          (g) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Companies;

          (h) make any distributions to their shareholders except for (i) distributions to Sellers from the Accumulated Adjustments Account, (ii) payments of compensation to Sellers in the ordinary course of business,
(iii) payments to participants under the Incentive Plans, (iv) bonus payments to employees as described in Section 1.3 and (v) distributions to Sellers of art pieces owned by the Companies; provided that the aggregate book value of such distributed art pieces shall not exceed $1,000,000;

          (i) enter into any transactions having an aggregate value in excess of $100,000 with Sellers or any affiliate of Sellers (other than the Companies); or

          (j) agree in writing, authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     4.2 No Disclosure or Negotiation with Others. As long as this Agreement shall remain effective, Sellers will not, nor will Sellers permit any Company to, solicit or respond favorably to any solicitation from, or otherwise enter into negotiations or reach any agreement with, any Person or entity regarding the acquisition, merger or consolidation of any Company or the sale of any capital stock of any Company.

     4.3 Best Efforts. Sellers and Purchaser shall use their reasonable best efforts to (a) promptly make all filings and seek to obtain all authorizations required under all applicable laws with respect to the transactions contemplated by this Agreement and will cooperate with each other with respect thereto and (b) promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Articles V and VI and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation).

     4.4  HSR Act Compliance.   Sellers and Purchaser will as promptly as
practicable, but in no event later than ten (10) business days following the execution and delivery of this Agreement, file or cause to be filed, at Purchaser's sole expense, with the United States Federal Trade Commission (the "FTC") and the United State Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Sellers and Purchaser will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Sellers and Purchaser will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Sellers and Purchaser will use their best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares.

     4.5 Confidentiality; Publicity. Purchaser and Sellers shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other party; provided, however, that any party hereto may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law if it is has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. Sellers hereby consent to the filing by Purchaser of this Agreement (as executed) and the Employment Agreement contemplated by Section 5.9 hereof (in the form attached as Exhibit C hereto) as exhibits to a filing or filings to be made by Purchaser pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended, which filing or filings Purchaser may deem, after consultation with counsel to Purchaser, necessary or advisable.

     4.6 Employee Arrangements. From and after the Closing Date, Purchaser shall honor, and shall cause the Companies and their successors to honor, in accordance with their terms, all employment, severance, consulting, indemnification and other compensation contracts, including deferred compensation arrangements, in effect on the date hereof as disclosed on Schedule 2.11, between any Company and any current or former director, officer or employee thereof, and all provisions for benefits or other amounts earned or accrued through the Closing Date under any employment contract, stock option, stock appreciation right, phantom stock, restricted stock, severance, termination or other compensation plan, program, arrangement or understanding maintained or contributed to by the Companies, or with respect to which any Company could incur material liability. For a period of not less than two (2) years following the Closing Date, Purchaser shall cause to be provided to those employees of the Companies on the Closing Date (the "Employees") who continue as employees of the Companies, Employee Benefits that are determined to be no less favorable in the aggregate than those provided to the Employees immediately prior to the Closing Date, with such determination being subject to the prior reasonable approval of Rowland or her successor or designee. Solely for purposes of eligibility for and vesting of Employee Benefits provided after the Closing Date to any individual who is, as of the Closing Date, an employee of the Companies (including without limitation, plans or programs of Purchaser and its affiliates after the Closing Date, to the extent Employee Benefits are provided to any such individual thereunder by Purchaser), all service with the Companies prior to the Closing Date shall be treated as service with Purchaser and its affiliates.

     4.7 American Girl Place.TM Purchaser acknowledges that the successful opening of American Girl PlaceTM in Chicago is a critical component to the value of the Companies and the willingness of Sellers to enter into this Agreement and the transactions contemplated hereby. The successful opening of American Girl PlaceTM will require substantial financial, personnel and other commitments from the Companies and their officers. To this end, Purchaser agrees that: (i) Rowland will continue to be responsible for and have the authority to continue the planning, complete the improvements and operations related to the opening, and supervise and participate in the opening of American Girl Place,TM without any unreasonable interference of Purchaser; (ii) the Companies will continue to devote the financial, personnel and other resources to the opening of American Girl PlaceTM as Rowland deems necessary in her sole discretion substantially in accordance with the budget for American Girl PlaceTM through March 31, 1999 as set forth on Schedule 4.7; and (iii) until no earlier than March 31, 1999, Rowland and the other senior managers of the Companies will not be required to engage in any activities (including, without limitation, meetings or presentations to the Purchaser's board of directors, the press or the financial community) that Rowland believes would interfere with her responsibility for the successful opening of American Girl Place.TM

     4.8 Officers' and Directors' Liability Insurance; Indemnification. Purchaser shall cause the Companies and their successors to (i) maintain the Companies' current directors' and officers' insurance and indemnification policy or an equivalent policy, subject to terms and conditions no less advantageous, for all directors and officers of the Companies on the date hereof, for not less than two years after the Closing Date to cover acts and omissions of directors and officers of the Companies occurring at or prior to the Closing Date; provided, however, that Purchaser shall not be required to pay an annual premium for such insurance in excess of 200% of the premium paid by the Companies under the directors' and officers' insurance and indemnification policy in effect as of the date of this Agreement and (ii) maintain in effect for six years after the Closing Date indemnification no less favorable to the indemnified parties than those contained in the Articles of Incorporation of the Companies on the date hereof relating to the rights to indemnification of officers and directors with respect to indemnification for acts and omissions occurring at or prior to the Closing Date.

     4.9 Childrens' Charities. Purchaser agrees that it will cause the Companies, for a period of not less than two years following the Closing Date, to continue donating its obsolete, damaged and other non-saleable inventory to the Madison Children's Museum, consistent with past practice, and to use the proceeds from the sales of such inventory for children's charitable purposes, consistent with past practice.



                                 ARTICLE V

              CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS
              -----------------------------------------------

     Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     5.1 Representations and Warranties. The representations and warranties (except for the representations and warranties in Section 2.15) of Sellers contained herein (without regard to materiality qualifiers) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made thereon (except for representations and warranties made as of a specified date which shall remain true and correct as of such date), except for inaccuracies that in the aggregate would not have a Material Adverse Effect.

     5.2 Covenants. Sellers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by Sellers at or prior to the Closing.

     5.3 Sellers' Certificate. Purchaser shall have received (a) a certificate from Sellers to the effect that the conditions specified in Sections 5.1 and 5.2 are satisfied in all respects and (b) a certificate from each individual listed on Schedule 10.1 hereto, to the effect that, to their knowledge, the condition specified in Section 5.1 is satisfied in all respects.

     5.4  Opinion of Counsel.   Purchaser shall have received an opinion of
counsel to Sellers and the Companies, in substantially the form attached hereto as Exhibit A.

     5.5  Corporate Records.   Sellers shall have delivered to Purchaser
all corporate and other records of the Companies, including but not limited to, minute books, stock books and registers.

     5.6  Delivery of Stock Certificates.   Sellers shall have delivered to
Purchaser the stock certificates representing the Shares, which certificates shall be properly endorsed (either on the certificates or by separate stock powers) for transfer of the Shares to Purchaser.

     5.7  HSR Act.   The waiting period under the HSR Act applicable to the
transactions contemplated by this Agreement shall have expired or terminated.

     5.8 No Orders or Injunctions. No order or injunction shall have been issued by any Governmental Authority which prevents or prohibits the sale of the Shares by Sellers or any other transaction contemplated by this Agreement.

     5.9 Employment Agreement. Rowland shall have executed and delivered to Purchaser an Employment Agreement in the form attached as Exhibit C hereto.

     5.10 Non-Competition and Non-Solicitation Agreement. Rowland shall have executed and delivered to Purchaser a Non-Solicitation and Non-Competition Agreement in the form attached as Exhibit D hereto.


                                ARTICLE VI

               CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS
               --------------------------------------------

     Except as may be waived in writing by each Seller, the obligations of Sellers, hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

     6.1  Representations and Warranties.   The representations and
warranties of Purchaser contained herein (without regard to materiality qualifiers) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for inaccuracies that would in the aggregate not have a Material Adverse Effect.

     6.2 Covenants. Purchaser shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by it at or prior to the Closing.

     6.3 Officer's Certificate. Sellers shall have received a certificate from an authorized officer of Purchaser to the effect that the conditions specified in Sections 6.1 and 6.2 are satisfied in all respects.

     6.4 Opinion of Counsel. Sellers shall have received an opinion of counsel to Purchaser in substantially the form attached hereto as Exhibit B.

     6.5 Delivery of Purchase Price. Purchaser shall have paid the Purchase Price to Sellers as provided for in Section 1.3.

     6.6 HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or terminated.

     6.7 Release From Guarantees. Purchaser shall release each Seller from, and indemnify each Seller with respect to, the guarantees by any Seller of the Companies' indebtedness and other obligations set forth on
Schedule 6.7.

     6.8 No Orders or Injunctions. No order or injunction shall have been issued by any Governmental Authority which prevents or prohibits the purchase of the Shares by Purchaser or any other transaction contemplated by this Agreement.

     6.9 Employment Agreement. Purchaser shall have executed and delivered to Rowland an Employment Agreement in the form attached as Exhibit C hereto.

     6.10 Non-Competition and Non-Solicitation Agreement. Purchaser shall have executed and delivered to Rowland a Non-Competition and Non-
Solicitation Agreement in the form attached as Exhibit D hereto.


                                ARTICLE VII

                                TERMINATION
                                -----------

     7.1  Termination.   This Agreement may be terminated at any time prior
to Closing:

          (a)  By the mutual written consent of Purchaser and Sellers;

          (b) By Purchaser, upon written notice to Sellers given at any time after September 30, 1998 (or such later date as shall have been specified in writing by Seller) if any of the conditions specified in
Article V shall not have been satisfied (except to the extent the satisfaction of any such condition shall have been waived by Purchaser);

          (c) By Sellers, upon written notice to Purchaser given at any time after September 30, 1998 (or such later date as shall have been specified in writing by Purchaser) if any of the conditions specified in
Article VI shall not have been satisfied (except to the extent the satisfaction of any condition shall have been waived by Sellers);

provided, however, that no party shall have the right to terminate this Agreement pursuant to Sections 7.1(b) or 7.1(c) if the event giving rise to such right is primarily attributable to such party or to any affiliated party; and provided, further, that the party terminating this Agreement shall give notice of its election to terminate and shall specify in such notice the reason(s) therefore.

     7.2  Waiver.   At any time prior to the Closing, any party hereto may
(a) extend the time for performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

     7.3  Return of Information.   Within ten (10) business days after the
termination of this Agreement in accordance with this Article VII, Purchaser shall return to Sellers all information and all copies and extracts thereof obtained pursuant to the Confidentiality Agreement in whatever form provided by Sellers or its representatives, and shall promptly destroy all such information of any kind prepared by Purchaser or its representatives.

     7.4  Effect of Termination.   In the event of termination of this
Agreement pursuant to this Article VII, no party hereto shall have any liability or further obligation to any other party to this Agreement, except that Sections 4.5, 7.3, 7.4, 11.1 and 11.9 shall survive the termination.


                               ARTICLE VIII

                            CERTAIN TAX MATTERS
                            -------------------

     8.1 Section 338(h)(10) Election. At Purchaser's option, each Company and each Seller will join with Purchaser in making an election under
Section 338(h)(10) of the Code (but no Seller shall be obligated to make, and Sellers may affirmatively opt out of, any corresponding election under state, local or foreign tax laws) with respect to the purchase and sale of the Shares hereunder (a "Section 338(h)(10) Election"). Sellers will include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their tax returns to the extent required by applicable law. Sellers shall be responsible for, and shall indemnify each Company and Purchaser against, any federal income taxes payable by the Companies with respect to taxable periods ending on or before the Closing Date (treating the Closing Date as a hypothetical year end if the taxable year does not in fact end on such date) including without limitation any taxes payable as the result of the Section 338(h)(10) Election. Purchaser shall be responsible for, and shall indemnify each Seller against, any state (other than Wisconsin and Illinois) income taxes payable by such Seller arising from the operation of the business of the Companies or transactions contemplated by this Agreement for the taxable period ending on or before the Closing Date (treating the Closing Date as a hypothetical year end if the taxable year does not in fact end on such date) including without limitation any taxes payable as the result of the Section 338(h)(10) Election.

     8.2 Allocation of Purchase Price. Purchaser and Sellers agree that the Purchase Price and liabilities of the Companies will be allocated to the assets of the Companies for all purposes as may be agreed upon by Sellers and Purchaser within 180 days after Closing.

     8.3  Cooperation on Tax Matters.

          (a) Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 8.3 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers further agree, upon request of the other party, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transaction contemplated hereby).

          (b) (i) Notwithstanding anything in this Agreement to the contrary, if a written notice of deficiency, proposed adjustment, assessment, audit, examination, or other claim with respect to any Company shall be delivered or sent to Sellers, Purchaser or to such Company, or a suit or dispute commenced or initiated against any Company, by any taxing authority with respect to which Purchaser is entitled to indemnification from Sellers pursuant to this Agreement (a "Taxing Authority Claim"), Seller or Purchaser, as the case may be, shall promptly notify the other party in writing of the Taxing Authority Claim, which notice shall apprise such other party in reasonable detail of the nature of the Taxing Authority Claim (the "Notice"), and shall include a copy thereof.

               (ii) In the event of a tax audit by any taxing authority over taxes for which one party to this Agreement (the "Tax Indemnified Party") has been indemnified by the other party to this Agreement (the "Tax Indemnifying Party"), the Tax Indemnifying Party will be entitled to control the proceedings; provided, however, that the Tax Indemnifying Party acknowledges its liability to the Tax Indemnified Party prior to assuming such control. If the Tax Indemnifying Party elects to assume and control the defense of any such audit, the Tax Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such audit, and the Tax Indemnified Party shall have the right, at its own cost and expense, to participate in (but not to control) the defense of such audit. The Tax Indemnifying Party shall not have the right to settle or compromise such audit without the prior written consent of the Tax Indemnified Party which consent shall not be unreasonably withheld. If the Tax Indemnifying Party shall elect to assume and control the defense of such audit, the Tax Indemnified Party may assume and control the defense of such audit and settle or compromise such audit without the consent of the Tax Indemnifying Party if the Tax Indemnified Party releases in writing the Tax Indemnifying Party from any obligation under this Agreement with respect to such audit. If the Tax Indemnifying Party shall not so elect to assume and control the defense of such audit, the Tax Indemnified Party shall control the defense of such audit.

          (c)  Disputes relating to any amount to be paid pursuant to
Section 8.3(b) shall be resolved by submission to an independent accounting firm of national reputation mutually acceptable to Purchaser and Sellers, which shall, within thirty business days after such submission, make its determination, which shall be binding, final and conclusive on Sellers and Purchaser. Payment shall be made within ten days of the resolution of such dispute. The fees and disbursements incurred in resolving such dispute shall be borne equally by Purchaser and Sellers.

     8.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Purchaser when due, and Purchaser or the Companies shall, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Sellers will join in the execution of any such tax returns and other documentation.

     8.5 Code Section 455 Deferred Subscription Matters. Purchaser and Sellers agree that, for purposes of computing the income and deduction resulting from the Section 338(h)(10) Election, the deemed asset purchaser ("New T") shall be treated as having assumed Pleasant Publications' prepaid subscription liability, which corresponds to the deferred subscription revenue, not previously included in income as of the time of the sale (as determined under Code Section 455), in exchange for the payment by Pleasant Publications to New T of an amount equal to such prepaid subscription liability. The Parties agree that, rather than Pleasant Publications writing a separate check to New T for such assumption, the liability shall be netted against the amount otherwise payable by Purchaser, resulting in the Purchase Price set forth in Section 1.3 of this Agreement.


                                ARTICLE IX

                       INDEMNIFICATION AND SURVIVAL
                       ----------------------------

     9.1 Survival of Representations, Warranties and Agreements. Except as set forth below, no representations, warranties or agreements contained in this Agreement shall survive the Closing. Notwithstanding the foregoing:

          (a) the representations and warranties contained in Sections 2.8(a) and 2.15 shall survive until one (1) year after the Closing Date;

          (b) the representations and warranties contained in Section 2.7 and the agreements contained in Article VIII shall survive until the applicable statute of limitations expires; and

          (c)  the representations and warranties contained in (i) Section
4.7 shall survive until March 31, 1999, (ii) Sections 4.5 and 11.1 shall survive until the first anniversary of the Closing, (iii) Sections 4.6 and
4.9 shall survive until the second anniversary of the Closing,
(iv) Sections 4.8 and 11.8 shall survive until the sixth anniversary of the Closing and (v) Sections 2.2 and 11.9 and this Article IX shall survive indefinitely.

     9.2  Agreement by Sellers to Indemnify.

          (a) Subject to Section 9.2(b) below, from and after the Closing, Sellers, jointly and severally, agree to indemnify, defend and hold Purchaser harmless from and against Indemnifiable Damages. For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, costs, liabilities and damages (but specifically excluding consequential damages and lost profits) incurred or suffered by Purchaser to the extent (i) resulting from any breach of a representation or warranty made by Sellers in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by Sellers pursuant to this Agreement, (iii) resulting from any inaccuracy in any certificate or report delivered by any Seller pursuant to this Agreement or
(iv) otherwise arising from or relating to Sellers' sale of the Shares to Purchaser. The parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Indemnifiable Damages.

          (b) Notwithstanding the foregoing, Sellers shall have no obligation to indemnify Purchaser from and against any Indemnifiable Damages (i) until Purchaser has incurred Indemnifiable Damages in excess of $21,000,000 (except for Indemnifiable Damages resulting from Sellers' misrepresentation or breach of warranty under Section 2.2 or Seller's breach of the agreements contained in Article VIII, for which there shall be no deductible), after which point Sellers shall be obligated to indemnify Purchaser only for such additional Indemnifiable Damages or thereafter, (ii) to the extent the Indemnifiable Damages exceed $70,000,000 (except for Indemnifiable Damages resulting from Sellers' misrepresentation or breach of warranty under Section 2.2 or Seller's breach of the agreements contained in Article VIII, for which Sellers shall indemnify Purchaser for Indemnifiable Damages up to the Purchase Price), after which point Sellers will have no obligation to indemnify Purchaser for Indemnifiable Damages.

     9.3  Agreement by Purchaser to Indemnify.

          (a) Subject to Section 9.3(b) below, from and after the Closing, Purchaser agrees to indemnify, defend and hold Sellers harmless from and against the Sellers' Indemnifiable Damages. For purposes of this Agreement, "Sellers' Indemnifiable Damages" means, without duplication, the aggregate of all expenses, costs, liabilities and damages (but specifically excluding consequential damages and lost profits) incurred or suffered by Sellers to the extent (i) resulting from any breach of a representation or warranty made by Purchaser in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by Purchaser in or pursuant to this Agreement, (iii) resulting from any inaccuracy in any certificate delivered by Purchaser pursuant to this Agreement or (iv) otherwise arising from or relating to Sellers' sale of the Shares to Purchaser. The parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Sellers' Indemnifiable Damages.

          (b) Notwithstanding the foregoing, Purchaser shall have no obligation to indemnify Sellers from and against any Sellers' Indemnifiable Damages (i) until Sellers have incurred Indemnifiable Damages in excess of $21,000,000 (except for Sellers' Indemnifiable Damages resulting from Purchaser's breach of the agreements contained in Article VIII, for which there shall be no deductible), after which point Purchaser shall be obligated to indemnify Sellers only for such additional Indemnifiable Damages or thereafter, (ii) to the extent the Sellers' Indemnifiable Damages exceed $70,000,000 (except for Sellers' Indemnifiable Damages resulting from Purchaser's breach of the agreements contained in
Article VIII, for which

Purchaser shall indemnify Sellers for Indemnifiable
Damages up to the Purchase Price), after which point Purchaser will have no obligation to indemnify Sellers for Indemnifiable Damages.

     9.4 Third Party Claims. The obligations and liabilities of Sellers and Purchaser hereunder with respect to their respective indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

          (a) the party seeking indemnification (the "Indemnified Party") must give the other party (the "Indemnifying Party"), written notice of any such Claim thirty (30) days after the Indemnified Party receives notice thereof;

          (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim;

          (c) in the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party; and

          (d) notwithstanding anything in this Section 9.4 to the contrary, (i) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such Claim and (iii) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

     9.5 Exclusive Remedy. Purchaser and Sellers acknowledge and agree that the indemnification provisions contained in this Article IX shall be the exclusive post-closing remedy of Purchaser and Sellers with respect to this Agreement.


                                 ARTICLE X

                                DEFINITIONS
                                -----------

     10.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings herein specified unless the context otherwise requires:

     "Accumulated Adjustments Account" means "accumulated adjustments account" as defined in Section 1368 of the Code.

     "Adjustment Amount" has the meaning set forth in Section 1.3.

     "Agreement" has the meaning set forth in the first paragraph to this Agreement.

     "Allen & Co. Engagement Letter" has the meaning set forth in Section
1.3.

     "American Girl Music" has the meaning set forth in the recitals to this Agreement.

     "American Girl Place" has the meaning set forth in the recitals to this Agreement.

     "American Girls Productions" has the meaning set forth in the recitals to this Agreement.

     "Audited Financial Statements" has the meaning set forth in Section
2.8(a).

     "Benefit Arrangement" has the meaning set forth in Section 2.11(a).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Claim" has the meaning set forth in Section 9.4.
     "Closing" has the meaning set forth in Section 1.4.

     "Closing Date" has the meaning set forth in Section 1.4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the first paragraph to this Agreement.

     "Company Financial Statements" has the meaning set forth in Section
2.8(a).

     "Company Permits" has the meaning set forth in Section 2.18.

     "Confidentiality Agreement" means that certain letter agreement, dated as of April 30, 1998, between Allen & Company Incorporated (executed on behalf of Sellers) and Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "DOJ" has the meaning set forth in Section 4.4(a).

     "Employee Benefits" means all medical, dental, life insurance, short-term and long-term disability, sick leave, vacation, severance, retirement, pension and savings plans, policies or arrangements.

     "Employee Plan" has the meaning set forth in Section 2.11(a).

     "Employees" has the meaning set forth in Section 4.6.

     "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act, 42 U.S.C. Section6901, et seq., the Clean Water Act, 33 U.S.C.
Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S. C. Section 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., in each case as amended from time to time, and any other statute, rule, regulation, law, by-law, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 2.11(c).

     "Frautschi" has the meaning set forth in the first paragraph to this Agreement.

     "FTC" has the meaning set forth in Section 4.4(a).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" means government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic or foreign.

     "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum, petroleum product, by-product or breakdown product, or any other chemical, substance or material listed or identified in or regulated by or under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Incentive Plans" means the Pleasant Company Stock Equivalent Incentive Plans of November 1996 and January 1989.

     "Indemnifiable Damages" has the meaning set forth in Section 9.2(a).

     "Indemnified Party" has the meaning set forth Section 9.4(a).

     "Indemnifying Party" has the meaning set forth in Section 9.4(a).

     "Intellectual Property" means trademarks, trade names, trade dresses, copyrights, applications to register any of the foregoing, trade secrets (including know-how), patents, patent applications, licenses and other intellectual property.

     "Knowledge" means, (a) when applied to Purchaser, the actual knowledge of those individuals who as of the date hereof or at any time thereafter are officers of Purchaser and (b) when applied to a Seller, the actual knowledge of such Seller after making due inquiry of those individuals listed on Schedule 10.1.

     "Material Adverse Effect" means an adverse change in the financial condition, business or results of the Companies or Purchaser, as the case may be, which is material to the Companies taken as a whole, or Purchaser and its subsidiaries taken as a whole, as the case may be, except for (i) any adverse change resulting from general economic, financial or market conditions, (ii) any adverse change resulting from conditions or circumstances generally affecting the industries in which the Companies operate and (iii) any adverse change resulting from the announcement or pendency of this Agreement or the transactions contemplated thereby.

     "New T" has the meaning set forth in Section 8.5.

     "Notice" has the meaning set forth in Section 8.3(b).

     "PBGC" means the Pension Benefit Guaranty Corporation and any successor entity.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, estate, association, organization or other entity.

     "Pleasant Company" has the meaning set forth in the recitals to this Agreement.

     "Pleasant Productions" has the meaning set forth in the recitals to this Agreement.

     "Pleasant Publications" has the meaning set forth in the recitals to this Agreement.

     "Purchase Price" has the meaning set forth in Section 1.3.

     "Purchaser" has the meaning set forth in the first paragraph to this Agreement.

     "RCRA Hazardous Waste" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.

     "Rowland" has the meaning set forth in the first paragraph to this Agreement.

     "Section 338(h)(10) Election" has the meaning set forth in Section 8.1 to this Agreement.

     "Sellers" has the meaning set forth in the first paragraph to this Agreement.

     "Sellers' Indemnifiable Damages" has the meaning set forth in Section
9.3(b).

     "Shares" has the meaning set forth in the recitals to this Agreement.

     "Tax Indemnified Party" has the meaning set forth in Section 8.3(b).

     "Tax Indemnifying Party" has the meaning set forth in Section 8.3(b).

     "Taxing Authority Claims" has the meaning set forth in Section 8.3(b).

     "Unaudited Financial Statements" has the meaning set forth in Section
2.8(b).

     "WBCL" means the Wisconsin Business Corporation Law.

     10.2 Interpretation. Unless otherwise specifically provided or the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement, (b) the terms "hereof" and "herein" and similar terms refer to this Agreement as a whole,
(c) all references to statutes and regulations shall include all amendments of the same and any successor or replacement statutes and regulations and
(d) words using the singular or plural number shall also include the plural and singular number, respectively.


                                ARTICLE XI

                               MISCELLANEOUS
                               -------------

     11.1 Expenses.   The Companies will pay the expenses of the Companies
and Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by the Companies or Sellers in connection with this Agreement and the transactions contemplated hereby; provided, that the Companies' obligation for the fees and expenses of all Persons engaged by the Companies or Sellers, including Allen & Company Incorporated pursuant to the Allen & Co. Engagement Letter, shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate. Purchaser shall pay all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Purchaser in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

     11.2 Notices, Etc All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

          If to Sellers:           c/o Pleasant Rowland Frautschi
                                   Pleasant Company
                                   8400 Fairway Place
                                   Middleton, WI  53526
                                   Fax:  (608) 828-4784

          with a copy to:          Michael Best & Friedrich LLP
                                   One South Pinckney Street
                                   P.O. Box 1806
                                   Madison, WI  53701-1806
                                   Attn:  Tod B. Linstroth
                                   Fax:  (608) 283-2275

          If to Purchaser:         Mattel, Inc.
                                   333 Continental Boulevard
                                   El Segundo, CA  90245
                                   Attn:  Ned Mansour
                                   Fax:  (310) 252-3671

          with a copy to:          Wachtell, Lipton, Rosen & Katz
                                   51 West 52nd Street
                                   New York, NY  10019
                                   Attn: Andrew R. Brownstein
                                   Fax:  (212) 403-2000

or to such other address as such party shall have designated by notice so given to each other party.

     11.3 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     11.4 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

     11.5 Entire Agreement. This Agreement (together with the Confidentiality Agreement) embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Confidentiality Agreement.

     11.6 Specific Performance. Subject to Section 9.5, the parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     11.7 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     11.8 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who is not a party hereto.

     11.9 Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Wisconsin, without regard to principles of conflict of laws.

     11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offering term or provision in any other situation or in any other jurisdiction.

     11.11 Headings. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

     11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.


                         [signature page follows]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.


                              MATTEL, INC.



                              By:    /s/ Ned Mansour
                                     ---------------

                              Name:  Ned Mansour
                                     -----------

                              Title: President, Corporate Operations
                                     -------------------------------




                              /s/ Pleasant Rowland Frautschi
                              ------------------------------
                              Pleasant Rowland Frautschi


                              /s/ W. Jerome Frautschi
                              -----------------------
                              W. Jerome Frautschi





                 [Signature Page of Stock Purchase Agreement]